Exhibit 99.1

For Immediate Release

HOSPIRA REPORTS THIRD-QUARTER 2011 RESULTS

LAKE FOREST, Ill., Oct. 26, 2011 — Hospira, Inc. (NYSE: HSP), the world’s leading provider of injectable drugs and infusion technologies, today reported results for the third quarter ended Sept. 30, 2011. Net sales for the quarter were $977 million, and adjusted* diluted earnings per share were $0.66. (Adjusted* measures exclude certain specified items as described later in this press release and the attached schedules.)

“As we indicated in our Oct. 18 press release, despite the continued contribution of recently launched products to revenue growth, our third-quarter results were significantly impacted by developments related to our quality-improvement initiatives,” said F. Michael Ball, chief executive officer. “Addressing these issues is Hospira’s top priority, and our organization is committed to full resolution. I remain confident that Hospira will emerge from this process a stronger, more competitive global company that is optimally positioned to serve the needs of our customers and patients, and deliver strong value to our shareholders.”

Third-Quarter 2011 Results

The following table highlights selected financial results for the third quarter of 2011 compared to the same period in 2010:

In $ millions, except per share	GAAP Three Months Ended September 30,		%	Adjusted* Three Months Ended September 30,		%
amounts	2011	2010	Change	2011	2010	Change
Net Sales	$976.7	$949.3	2.9%	n/a	n/a	n/a
Gross Profit (Net Sales less Cost of Products Sold)	$303.9	$367.0	(17.2)%	$361.3	$406.4	(11.1)%
(Loss) Income from Operations	$(85.2)	$141.7	(160.1)%	$142.4	$189.3	(24.8)%
Diluted EPS	$(0.54)	$0.42	(228.6)%	$0.66	$0.74	(10.8)%
Statistics (as a % of Net Sales)
Gross Profit (Net Sales less Cost of Products Sold)	31.1%	38.7%		37.0%	42.8%
(Loss) Income from Operations	(8.7)%	14.9%		14.6%	19.9%

Results under U.S. Generally Accepted Accounting Principles (GAAP) include items as detailed in the schedules attached to this press release.

Net sales for the quarter were $977 million, an increase of 2.9 percent compared to $949 million in the third quarter of 2010, with the increase primarily driven by continued strong U.S. net sales of the oncolytic docetaxel.  This was partially offset by the impact of certain quality actions taken in response to a U.S. Food and Drug Administration (FDA) 2010 warning letter and subsequent observations related to the company’s manufacturing facility in Rocky Mount, N.C., and device quality and supply-related issues.  On a constant-currency basis, third-quarter net sales increased slightly compared to the third quarter of 2010.

Adjusted* income from operations for the third quarter of 2011 was $142 million compared to $189 million in the third quarter of 2010. The decline is primarily due to charges and costs associated with certain quality actions and related inventory losses.

The effective tax rate on an adjusted basis* in the quarter was 16.9 percent, a decrease from the third-quarter 2010 rate of 24.0 percent. The decrease primarily reflects the revised projections for full-year 2011 adjusted earnings before taxes.

Cash Flow

Cash flow from operations for the first nine months of 2011 was $277 million, compared to the $235 million generated for the same period in 2010.  The increase primarily reflects the timing of chargeback and rebate payments, partially offset by higher inventory levels and timing of accounts payable payments.

Capital expenditures were $211 million for the first nine months of 2011, compared to $142 million for the first nine months of 2010. The increase is primarily related to the company’s capacity-expansion initiatives.

2011 Projections

As a result of the lower-than-expected third-quarter results, the company now projects net sales for full-year 2011 to increase approximately 1 to 2 percent on a constant-currency basis.  On a reported basis, the company expects full-year 2011 net sales growth of 2 to 3 percent.

As the company announced on Oct. 18, 2011, adjusted* diluted earnings per share for full-year 2011 are expected to range between $2.95 and $3.05.

The reconciliation between the projected 2011 adjusted* diluted earnings per share and GAAP diluted earnings per share follows:

Diluted earnings per share — adjusted*	$2.95 - $3.05

Charges related to Project Fuel initiatives	($0.04)

Charges related to facilities optimization initiatives	($0.01)

Estimated $95 million (pre-tax) for the amortization and impairment of intangible assets related to certain acquisitions	($0.38)

Estimated charges for certain quality and product-related issues (mid-point of an estimated range of $0.25 to $0.31 per diluted share)	($0.28)

Estimated charges related to capacity expansion	($0.03)

Restructuring charges related to certain Latin America distributor operations	($0.03)

Goodwill impairment	($0.90)

Tax benefit from the first-quarter 2011 settlement of a U.S. income tax audit	$0.12

Diluted earnings per share — GAAP	$1.40- $1.50

The adjusting items are shown net of tax in aggregate of $72 million, which is calculated for the specified adjustments stated above, based on the statutory tax rate in the various tax jurisdictions in which the items are expected to occur, exclusive of the tax-audit settlement.

The company is revising its guidance for cash flow from operations, which is now projected to range between $350 million and $400 million.  The company has also revised its projections for capital expenditures, which are now projected to range between $325 million and $350 million. Depreciation and amortization is projected to range between $230 million and $250 million.

*Use of Non-GAAP Financial Measures

Adjusted measures used in this press release are reconciled to the most comparable measures calculated in accordance with GAAP in the schedules attached to this release. For more information regarding these non-GAAP financial measures, please see Hospira’s Current Report on Form 8-K furnished to the Securities and Exchange Commission on the date of this press release.

Webcast / Complementary Material

Hospira will hold a conference call for investors and media at 8 a.m. Central time on Wednesday, Oct. 26, 2011. A simultaneous webcast of the conference call will be available on Hospira’s website at www.hospirainvestor.com. Listeners should log on approximately 10 minutes in advance to ensure proper setup for receiving the webcast. In addition, complementary information will be available on the presentations page of the Investor Relations website at the beginning of the conference call. A replay will be available on the website for 30 days following the call.

About Hospira

Hospira, Inc. is the world’s leading provider of injectable drugs and infusion technologies. Through its broad, integrated portfolio, Hospira is uniquely positioned to Advance Wellness™ by improving patient and caregiver safety while reducing healthcare costs. The company is headquartered in Lake Forest, Ill., and has approximately 14,000 employees. Learn more at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including projections of certain measures of Hospira’s results of operations, projections of certain charges and expenses, cash flow and other statements regarding Hospira’s goals and strategy. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, regulatory, legal, technological, manufacturing supply, quality and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s latest Annual Report on Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Contacts:

Media	Financial Community
Stacey Eisen	Karen King
(224) 212-2276	(224) 212-2711

Media	Financial Community
Tareta Adams	Ruth Venning
(224) 212-2535	(224) 212-2774

Hospira, Inc.

Condensed Consolidated Statements of (Loss) Income

(Unaudited)

(dollars and shares in millions, except for per share amounts)

	Three Months Ended September 30,		% Change
	2011	2010
Net sales	$976.7	$949.3	2.9%

Cost of products sold	672.8	582.3	15.5%
Restructuring, impairment and (gain) on disposition of assets, net	170.2	1.2	nm
Research and development	69.3	65.2	6.3%
Selling, general and administrative	149.6	158.9	(5.9)%
Total operating costs and expenses	1,061.9	807.6	31.5%
(Loss) Income From Operations	(85.2)	141.7	(160.1)%

Interest expense	23.4	26.5	(11.7)%
Other (income) expense, net	(1.8)	36.0	(105.0)%
(Loss) Income Before Income Taxes	(106.8)	79.2	(234.8)%

Income tax (benefit) expense	(8.6)	9.2	(193.5)%
Equity income from affiliates, net	(9.3)	(1.4)	nm
Net (Loss) Income	$(88.9)	$71.4	(224.5)%

(Loss) Earnings Per Common Share:
Basic	$(0.54)	$0.43	(225.6)%
Diluted	$(0.54)	$0.42	(228.6)%

Weighted Average Common Shares Outstanding:
Basic	164.5	166.9	(1.4)%
Diluted	164.5	170.0	(3.2)%

Adjusted Gross Profit (1)(2)	$361.3	$406.4	(11.1)%
Adjusted Income From Operations (1)	$142.4	$189.3	(24.8)%
Adjusted Net Income (1)	$109.7	$125.4	(12.5)%
Adjusted Diluted Earnings Per Share (1)	$0.66	$0.74	(10.8)%

Statistics (as a % of net sales, except for income tax rate):

	GAAP Three Months Ended September 30,		Adjusted (1) Three Months Ended September 30,
	2011	2010	2011	2010
Gross Profit (2)	31.1%	38.7%	37.0%	42.8%
(Loss) Income From Operations	(8.7)%	14.9%	14.6%	19.9%
Net (Loss) Income	(9.1)%	7.5%	11.2%	13.2%
Income Tax Rate	8.1%	11.6%	16.9%	24.0%

(1)

Adjusted financial measures exclude certain specified items as described and reconciled to comparable GAAP financial measures in the Reconciliation of GAAP to Non-GAAP Financial Measures contained in this press release.

(2)	Gross profit is defined as Net sales less Cost of products sold. Adjusted gross profit excludes certain specified items, as indicated in the previous footnote.
nm - Percentage change is not meaningful.

Hospira, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in millions, except for per share amounts)

	Nine Months Ended September 30,		% Change
	2011	2010
Net sales	$3,043.1	$2,925.1	4.0%

Cost of products sold	1,926.7	1,758.6	9.6%
Restructuring, impairment and (gain) on disposition of assets, net	184.9	(3.8)	nm
Research and development	192.0	197.3	(2.7)%
Selling, general and administrative	470.4	507.4	(7.3)%
Total operating costs and expenses	2,774.0	2,459.5	12.8%
Income From Operations	269.1	465.6	(42.2)%

Interest expense	70.7	74.1	(4.6)%
Other (income) expense, net	(6.0)	34.5	(117.4)%
Income Before Income Taxes	204.4	357.0	(42.7)%

Income tax expense	38.0	62.8	(39.5)%
Equity income from affiliates, net	(38.2)	(2.4)	nm
Net Income	$204.6	$296.6	(31.0)%

Earnings Per Common Share:
Basic	$1.23	$1.79	(31.3)%
Diluted	$1.21	$1.75	(30.9)%

Weighted Average Common Shares Outstanding:
Basic	165.8	165.5	0.2%
Diluted	168.7	169.3	(0.4)%

Adjusted Gross Profit (1)(2)	$1,219.0	$1,277.9	(4.6)%
Adjusted Income From Operations (1)	$557.8	$642.3	(13.2)%
Adjusted Net Income (1)	$425.3	$429.5	(1.0)%
Adjusted Diluted Earnings Per Share (1)	$2.52	$2.54	(0.8)%

Statistics (as a % of net sales, except for income tax rate):

	GAAP Nine Months Ended September 30,		Adjusted (1) Nine Months Ended September 30,
	2011	2010	2011	2010
Gross Profit (2)	36.7%	39.9%	40.1%	43.7%
Income From Operations	8.8%	15.9%	18.3%	22.0%
Net Income	6.7%	10.1%	14.0%	14.7%
Income Tax Rate	18.6%	17.6%	21.5%	25.1%

(1)

Adjusted financial measures exclude certain specified items as described and reconciled to comparable GAAP financial measures in the Reconciliation of GAAP to Non-GAAP Financial Measures contained in this press release.

(2)	Gross profit is defined as Net sales less Cost of products sold. Adjusted gross profit excludes certain specified items, as indicated in the previous footnote.
nm - Percentage change is not meaningful.

Hospira, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(dollars in millions, except for per share amounts)

Three months ended September 30, 2011 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	(Loss) Income From Operations	Net (Loss) Income (2)	Diluted EPS
GAAP financial measures	$303.9	$(85.2)	$(88.9)	$(0.54)
Specified item:
Amortization and impairment of certain intangible assets (A)	19.2	34.4	23.4	0.14
Certain quality and product related charges (B)	36.7	36.7	22.9	0.14
Capacity expansion related charges (C)	1.5	1.5	1.0	0.01
Goodwill impairment (D)	—	155.0	151.3	0.92
Diluted shares impact				(0.01)
Adjusted financial measures (3)	$361.3	$142.4	$109.7	$0.66

GAAP results for the three months ended September 30, 2011 include:
(A)

Amortization and impairment of certain intangible assets: $19.2 million reported in Cost of products sold and $15.2 million reported in Restructuring, impairment and (gain) on disposition of assets, net resulting from acquisitions including Mayne Pharma Limited (“Mayne Pharma”), Javelin Pharmaceuticals, Inc. (“Javelin Pharma”) and a generic injectable business by Hospira Healthcare India Private Limited (“Hospira India”).

(B)

Certain quality and product related charges reported in Cost of products sold primarily include third party oversight and consulting costs, reduced production volume related costs directly associated with Hospira’s response to the United States Food and Drug Administration (“FDA”) and charges related to Hospira’s comprehensive device product review.

(C)	Capacity expansion related charges reported in Cost of products sold include start-up charges related to manufacturing capacity expansion in India.
(D)	Goodwill impairment: $155.0 million reported in Restructuring, impairment and (gain) on disposition of assets, net related to Hospira’s Europe, Middle East & Africa (“EMEA”) reporting unit.

Three months ended September 30, 2010 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	Income From Operations	Net Income (2)	Diluted EPS
GAAP financial measures	$367.0	$141.7	$71.4	$0.42
Specified items:
Project Fuel and related charges (A)	4.4	6.7	3.7	0.02
Facilities Optimization charges (B)	3.1	3.7	2.4	0.02
Amortization of certain intangible assets (C)	16.2	16.2	12.2	0.07
Certain quality and product related charges (D)	15.1	15.1	9.1	0.05
Acquisition and integration-related charges (E)	0.6	5.9	3.7	0.02
Loss on early debt extinguishment (F)	—	—	22.9	0.14
Adjusted financial measures (3)	$406.4	$189.3	$125.4	$0.74

GAAP results for the three months ended September 30, 2010 include:
(A)

Project Fuel and related charges: $4.4 million reported in Cost of products sold, $0.6 million reported in Restructuring, impairment and (gain) on disposition of assets, net and $1.7 million reported in Selling, general and administrative. Project Fuel initiatives include costs for process optimization implementation, severance and other employee benefits, exit costs, and other asset charges.

(B)

Facilities Optimization charges: $3.1 million reported in Cost of products sold and $0.6 million reported in Restructuring, impairment and (gain) on disposition of assets, net. These charges relate to facilities optimization from the closure or departure from certain manufacturing and research and development (“R&D”) facilities and include costs for severance and other employee benefits, accelerated depreciation and relocation of production and R&D operations.

(C)	Amortization of certain intangible assets reported in Cost of products sold resulting from acquisitions including Mayne Pharma, Javelin Pharma and a generic injectable business by Hospira India.
(D)

Certain quality and product related charges reported in Cost of products sold primarily include third party oversight and consulting costs, idle facility costs and penalties for failure to supply certain product to customers. These charges are directly associated with Hospira’s response to the FDA Warning Letter received in April 2010.

(E)

Acquisition and integration-related charges: $0.6 million reported in Cost of products sold, $1.5 million reported in Research and development and $3.8 million reported in Selling, general and administrative. These charges include acquisition and integration costs resulting from acquisitions including Javelin Pharma and a generic injectable business by Hospira India.

(F)

Loss on early debt extinguishment of $36.8 million pre-tax reported in Other (income) expenses, net relates to a provision for the early extinguishment of 5.55% notes originally due March 2012, which was paid in October 2010.

(1)	Gross profit is defined as Net sales less Cost of products sold.
(2)

Adjusted Net Income is shown net of tax of $29.0 million and $29.9 million for the three months ended September 30, 2011 and 2010, respectively, based on the statutory tax rate in the various tax jurisdictions in which the adjustments occurred.

(3)

The Non-GAAP financial measures contained in this press release (including adjusted gross profit, adjusted income from operations, adjusted net income and adjusted diluted Earnings Per Share) adjust for certain specified items. All Non-GAAP financial measures are intended to supplement the applicable GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with GAAP. Refer to Hospira’s filing on Form 8-K filed on October 26, 2011 for additional information.

Hospira, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(dollars in millions, except for per share amounts)

Nine months ended September 30, 2011 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	Income From Operations	Net Income (2)	Diluted EPS
GAAP financial measures	$1,116.4	$269.1	$204.6	$1.21
Specified items:
Project Fuel and related charges (A)	5.0	9.6	6.3	0.04
Facilities Optimization charges (B)	0.8	1.1	0.7	0.01
Amortization and impairment of certain intangible assets (C)	58.6	77.0	52.4	0.31
Certain quality and product related charges (D)	36.7	36.7	22.9	0.13
Capacity expansion related charges (E)	1.5	1.5	1.0	0.01
Other restructuring charges (F)	—	7.8	5.8	0.03
Goodwill impairment (G)	—	155.0	151.3	0.90
Settlement of IRS tax audit benefit (H)	—	—	(19.7)	(0.12)
Adjusted financial measures (3)	$1,219.0	$557.8	$425.3	$2.52

GAAP results for the nine months ended September 30, 2011 include:

(A)       Project Fuel and related charges: $5.0 million reported in Cost of products sold, $3.4 million reported in Restructuring, impairment and (gain) on disposition of assets, net and $1.2 million reported in Selling, general and administrative. Project Fuel initiatives include costs for process optimization implementation, severance and other employee benefits, exit costs, and other asset charges.

(B)       Facilities Optimization charges: $0.8 million reported in Cost of products sold and $0.3 million reported in Restructuring, impairment and (gain) on disposition of assets, net. These charges relate to facilities optimization from the closure or departure from certain manufacturing and R&D facilities and include costs for severance and other employee benefits, accelerated depreciation and relocation of production and R&D operations.

(C)       Amortization and impairment of certain intangible assets: $58.6 million reported in Cost of products sold and $18.4 million reported in Restructuring, impairment and (gain) on disposition of assets, net resulting from acquisitions including Mayne Pharma, Javelin Pharma and a generic injectable business by Hospira India.

(D)       Certain quality and product related charges reported in Cost of products sold primarily include third party oversight and consulting costs, reduced production volume related costs directly associated with Hospira’s response to the FDA and charges related to Hospira’s comprehensive device product review.

(E)       Capacity expansion related charges reported in Cost of products sold include start-up charges related to manufacturing capacity expansion in India.

(F)       Other restructuring charges: $7.8 million reported in Restructuring, impairment and (gain) on disposition of assets, net for distribution contract termination charges related to certain Latin America operations.

(G)       Goodwill impairment: $155.0 million reported in Restructuring, impairment and (gain) on disposition of assets, net related to Hospira’s EMEA reporting unit.

(H)       Settlement of IRS tax audit benefit of $19.7 million reported in Income tax expense. This discrete income tax benefit is related to the completion and effective settlement of U.S. tax return audits.

Nine months ended September 30, 2010 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	Income From Operations	Net Income (2)	Diluted EPS
GAAP financial measures	$1,166.5	$465.6	$296.6	$1.75
Specified items:
Project Fuel and related charges (A)	12.1	16.4	6.5	0.04
Facilities Optimization charges (B)	7.2	9.2	6.3	0.04
Amortization of certain intangible assets (C)	50.6	50.6	34.4	0.20
Certain quality and product related charges (D)	40.9	40.9	25.7	0.15
Acquisition and integration-related charges (E)	0.6	18.1	11.4	0.07
Research and development charge (F)	—	27.5	17.2	0.10
Litigation settlement and related charges (G)	—	14.0	8.5	0.05
Loss on early debt extinguishment (H)	—	—	22.9	0.14
Adjusted financial measures (3)	$1,277.9	$642.3	$429.5	$2.54

GAAP results for the nine months ended September 30, 2010 include:

(A)       Project Fuel and related charges: $12.1 million reported in Cost of products sold, $5.6 million reported in Restructuring, impairment and (gain) on disposition of assets, net, $0.3 million reported in Research and development and $9.8 million reported in Selling, general and administrative. Project Fuel initiatives include costs for process optimization implementation, severance and other employee benefits, exit costs, and other asset charges. These charges are offset by a $11.4 million gain reported in Restructuring, impairment and (gain) on disposition of assets, net related to the disposal of the non-strategic net assets associated with the Wasserburg, Germany, facility.

(B)       Facilities Optimization charges: $7.2 million reported in Cost of products sold and $2.0 million reported in Restructuring, impairment and (gain) on disposition of assets, net. These charges relate to facilities optimization from the closure or departure from certain manufacturing and R&D facilities and include costs for severance and other employee benefits, accelerated depreciation and relocation of production and R&D operations.

(C)       Amortization of certain intangible assets reported in Cost of products sold resulting from acquisitions including Mayne Pharma, Javelin Pharma and a generic injectable business by Hospira India.

(D)       Certain quality and product related charges reported in Cost of products sold primarily include third party oversight and consulting costs, idle facility costs and penalties for failure to supply certain product to customers. These charges are directly associated with Hospira’s response to the FDA Warning Letter received in April 2010.

(E)       Acquisition and integration-related charges: $0.6 million reported in Cost of products sold, $3.7 million reported in Research and development and $13.8 million reported in Selling, general and administrative. These charges include acquisition and integration costs resulting from acquisitions including Javelin Pharma and a generic injectable business by Hospira India.

(F)       Research and development charge resulting from an initial payment related to an agreement with DURECT and corresponding milestone reached for development of a long-acting local anesthetic product that has not yet achieved regulatory approval.

(G)       RTI litigation settlement and related charges reported in Selling, general and administrative.

(H)       Loss on early debt extinguishment of $36.8 million pre-tax reported in Other expenses, net relates to a provision for the early extinguishment of 5.55% notes originally due March 2012, which was paid in October 2010.

(1)      Gross profit is defined as Net sales less Cost of products sold.

(2)      Adjusted Net Income is shown net of tax of $48.3 million and $80.4 million exclusive of the 2011 tax audit settlement for the nine months ended September 30, 2011 and 2010, respectively, based on the statutory tax rate in the various tax jurisdictions in which the adjustments occurred.

(3)      The Non-GAAP financial measures contained in this press release (including adjusted gross profit, adjusted income from operations, adjusted net income and adjusted diluted Earnings Per Share) adjust for certain specified items. All Non-GAAP financial measures are intended to supplement the applicable GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with GAAP. Refer to Hospira’s filing on Form 8-K filed on October 26, 2011 for additional information.

Hospira, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(dollars in millions)

	September 30,	December 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$527.4	$604.3
Trade receivables, less allowances of $11.9 in 2011 and $8.2 in 2010	609.9	605.0
Inventories	1,125.3	955.5
Deferred income taxes	164.4	165.2
Prepaid expenses	47.0	43.6
Other receivables	51.1	103.9
Total Current Assets	2,525.1	2,477.5
Property and equipment, net	1,328.0	1,279.2
Intangible assets, net	382.8	480.3
Goodwill	1,330.6	1,500.8
Deferred income taxes	196.9	178.8
Investments	57.1	64.7
Other assets	116.4	65.0
Total Assets	$5,936.9	$6,046.3

Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term borrowings	$44.2	$33.5
Trade accounts payable	230.7	320.7
Salaries, wages and commissions	110.0	136.0
Other accrued liabilities	455.1	441.4
Total Current Liabilities	840.0	931.6
Long-term debt	1,713.7	1,714.4
Deferred income taxes	5.0	4.4
Post-retirement obligations and other long-term liabilities	189.7	212.4
Commitments and Contingencies
Total Shareholders’ Equity	3,188.5	3,183.5
Total Liabilities and Shareholders’ Equity	$5,936.9	$6,046.3

Hospira, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(dollars in millions)

	Nine Months Ended September 30,
	2011	2010

Cash Flow From Operating Activities:
Net income	$204.6	$296.6
Adjustments to reconcile net income to net cash from operating activities-
Depreciation	123.6	119.1
Amortization of intangible assets	67.1	59.3
Loss on early debt extinguishment	—	36.8
Stock-based compensation expense	32.1	37.7
Undistributed equity income from affiliates	(38.2)	(2.4)
Distributions received from equity affiliates	30.3	—
Deferred income taxes and other tax adjustments	(31.9)	(7.6)
Impairment and other asset charges (benefits)	181.4	(3.1)
Gain on disposition of assets	—	(11.4)
Changes in assets and liabilities-
Trade receivables	(7.8)	(166.2)
Inventories	(161.4)	(147.9)
Prepaid expenses and other assets	(53.7)	(24.6)
Trade accounts payable	(84.8)	79.0
Other liabilities	4.6	(54.1)
Other, net	11.1	23.3
Net Cash Provided by Operating Activities	277.0	234.5

Cash Flow From Investing Activities:
Capital expenditures (including instruments placed with or leased to customers)	(211.3)	(141.8)
Acquisitions, net of cash acquired	—	(541.8)
Purchases of intangibles and other investments	(5.2)	(11.9)
Proceeds from disposition of businesses and assets	13.3	62.6
Net Cash Used in Investing Activities	(203.2)	(632.9)

Cash Flow From Financing Activities:
Issuance of long-term debt, net of fees paid	—	492.5
Other borrowings, net	8.5	(0.3)
Common stock repurchased	(200.0)	(50.0)
Excess tax benefit from stock-based compensation arrangements	7.4	19.3
Proceeds from stock options exercised	47.5	133.7
Net Cash (Used in) Provided by Financing Activities	(136.6)	595.2

Effect of exchange rate changes on cash and cash equivalents	(14.1)	6.7

Net change in cash and cash equivalents	(76.9)	203.5
Cash and cash equivalents at beginning of period	604.3	946.0
Cash and cash equivalents at end of period	$527.4	$1,149.5

Supplemental Cash Flow Information:
Cash paid during the period-
Interest	$82.4	$80.8
Income taxes, net of refunds	$34.0	$63.7
Non-cash financing activities-
Provision on the early debt extinguishment incurred but not paid	$—	$36.8

Hospira, Inc.

Net Sales by Product Line

(Unaudited)

(dollars in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011	2010	% Change at Actual Currency Rates	% Change at Constant Currency Rates (1)	2011	2010	% Change at Actual Currency Rates	% Change at Constant Currency Rates (1)
Americas—
Specialty Injectable Pharmaceuticals	$485.2	$433.4	12.0%	11.3%	$1,525.2	$1,370.3	11.3%	10.7%
Medication Management	199.9	209.6	(4.6)%	(5.8)%	596.4	621.3	(4.0)%	(4.9)%
Other Pharma	82.8	119.1	(30.5)%	(30.2)%	298.3	367.4	(18.8)%	(19.0)%
Total Americas	767.9	762.1	0.8%	0.1%	2,419.9	2,359.0	2.6%	1.9%

Europe, Middle East & Africa—
Specialty Injectable Pharmaceuticals	75.2	68.3	10.1%	1.6%	219.8	205.5	7.0%	(0.5)%
Medication Management	29.6	31.1	(4.8)%	(12.9)%	97.3	93.7	3.8%	(2.9)%
Other Pharma	24.5	16.8	45.8%	39.3%	66.8	60.3	10.8%	5.6%
Total Europe, Middle East & Africa	129.3	116.2	11.3%	3.2%	383.9	359.5	6.8%	(0.1)%

Asia Pacific—
Specialty Injectable Pharmaceuticals	66.4	57.0	16.5%	3.0%	195.6	168.7	15.9%	2.9%
Medication Management	11.1	12.0	(7.5)%	(16.7)%	33.6	32.0	5.0%	(5.3)%
Other Pharma	2.0	2.0	0.0%	(5.0)%	10.1	5.9	71.2%	62.7%
Total Asia Pacific	79.5	71.0	12.0%	(0.6)%	239.3	206.6	15.8%	3.3%

Net Sales	$976.7	$949.3	2.9%	0.4%	$3,043.1	$2,925.1	4.0%	1.8%

Global—
Specialty Injectable Pharmaceuticals	$626.8	$558.7	12.2%	9.3%	$1,940.6	$1,744.5	11.2%	8.6%
Medication Management	240.6	252.7	(4.8)%	(7.2)%	727.3	747.0	(2.6)%	(4.7)%
Other Pharma	109.3	137.9	(20.7)%	(21.4)%	375.2	433.6	(13.5)%	(14.5)%

Net Sales	$976.7	$949.3	2.9%	0.4%	$3,043.1	$2,925.1	4.0%	1.8%

(1)           The Non-GAAP financial measures contained in this press release include comparisons at constant currency rates (reflecting comparative local currency balances at prior period foreign exchange rates), which we define as current period net sales excluding the impact of the change in foreign exchange rates less prior period reported net sales divided by prior period reported net sales. This financial measure provides information on the change in net sales assuming that foreign currency exchange rates have not changed between the prior and the current period. Management believes the use of this financial measure aids in the understanding of our change in net sales without the impact of foreign currency. All Non-GAAP financial measures are intended to supplement the applicable GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with GAAP.